FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated July 18, 2012	Registration No. 333- 167044
Registration No. 333- 167044 -01

NEW ISSUE ABS: AMOT 2012-3 & 2012-4 *FULL PXING DETAILS*

AMOT 2012-3 & 2012-4 *FULL PXING DETAILS* JOINT-LEADS : RBS(str), BAML, CA

CO-MANAGERS : BONY, MS, NATIXIS, SANDLER O’NEILL, SCOTIA 100% POT

SERIES	CL	$SIZE-MM	WAL	SP/F	E.FIN	L.FIN	BENCH	SPD	YLD%	CPN	$PX
2012-3	A1	225.000	2.89	AAA/AAA	06/15	06/17	1ML	+ 70			100-00
2012-3	A2	400.000	2.89	AAA/AAA	06/15	06/17	ISWPS	+ 70	1.217	1.21	99.98887
2012-3	B	46.769	2.89	AA/AA	06/15	06/17	1ML	+ NA			100-00
2012-3	C	34.014	2.89	A/A	06/15	06/17	1ML	+ NA			100-00
2012-3	D	25.510	2.89	BBB/BBB	06/15	06/17	1ML	+ 235			100-00

2012-4	A	175.000	4.97	AAA/AAA	07/17	07/19	ISWPS	+90	1.728	1.72	99.99139

EXPECTED SETTLE	:	07/25/12
FIRST PMT DATE	:	08/15/2012
REGISTRATION	:	PUBLIC (A CLASSES); 144A (SUBS)
ERISA ELIGIBLE	:	YES
MIN DENOMS	:	100k x 1k
BLOOMBERG TICKER	:	AMOT 2012-3 / AMOT 2012-4
BILL & DELIVER	:	RBS

PUBLIC (A CLASSES)

IMPORTANT NOTICE

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com

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